Exhibit 10.5

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is made and entered into this 1st day of July, 2022, by and between LEEWAY SERVICES INC., a Nevada corporation (“Corporation”), and Keith L. Merrell (“Employee”).

WHEREAS, Corporation and Employee desire that the term of this Agreement begin on the day the Company’s stock is initially traded on a public exchange (the “Effective Date”).

WHEREAS, Corporation desires to employee as its Chief Financial Officer and Employee is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.          Duties. During the term of the Agreement, Employee agrees to be employed by and to serve Corporation as its Chief Financial Officer, and Corporation agrees to employ and retain Employee in such capacity. Employee shall, at all times during the term of this Agreement, have powers and duties at least commensurate with his position as Chief Financial Officer.

Section 2.          Term of Employment.

2.1	Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

2.1.1    “Termination for Cause” shall mean termination by Corporation of Employee’s employment by Corporation by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Corporation or by reason of Employee’s willful material breach of this Agreement which has resulted in material injury to Corporation.

2.1.2    “Termination Other Than For Cause” shall mean termination by Corporation of Employee’s employment by Corporation (other than in a Termination for Cause) and shall include constructive termination of Employee’s employment by reason of material breach of this Agreement by Employee, such constructive termination to be effective upon notice to Employee from Corporation of such constructive termination.

2.1.3    “Voluntary Termination” shall mean termination by Employee of Employee’s employment by Corporation other than (i) Termination Other Than for Cause, and (ii) termination by reason of Employee’s death or disability as described in Sections 2.5 and 2.6

2.2	Term. The employment of Employee by Corporation shall be “at will”.

2.3        Termination For Cause. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid all accrued earnings, bonus compensation to the extent earned, any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.4        Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid all accrued earnings, bonus compensation to the extent earned, any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of earnings and medical benefits which shall continue for a period of twelve (12) months, so long as Employee complies with the provisions of Sections 5 through 8. In the event of a merger, acquisition, or substantial sale of Corporation’s controlling shares, if Employee is not offered an equivalent position, Employee shall be entitled to severance pay and medical benefits for a period of twelve (12) months, so long as Employee complies with the provisions of Sections 5 through 8.

2.5        Termination by Reason of Disability. If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than three (3) consecutive months, Corporation shall have the right to terminate Employee’s employment hereunder by written notification to Employee and payment to Employee of all accrued earnings, bonus compensation to the extent earned, any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

2.6        Death. In the event of Employee’s death during the term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued earnings, bonus compensation to the extent earned, any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2. 7          Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days’ written notice to Employee of such termination.

Section 3.               Earnings, Benefits and Bonus Compensation

3.1           Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Employee a “Base Salary” for the twelve calendar months beginning the Effective Date at the rate of $200,000 per annum, compensation to be paid per the normal payroll schedule of the Company. Employee’s Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (“Compensation Committee”), and the Base Salary for each year ( or portion thereof) shall be determined by the Compensation Committee which shall authorize an increase in Employee’s Base Salary for such year in an amount which, at a minimum, shall be equal to the cumulative cost-of-living as determined by the Corporation’s Board of Directors.

3.2           Performance Based Incentive Compensation. Corporation may provide Employee with incentive compensation in the form of cash and/or stock bonuses during the term of this Agreement. The amount of such bonuses shall be determined by the Board or a Compensation Committee thereof taking into consideration the growth and profitability of Corporation, the relative contribution by Employee to the business of Corporation, the economy in general, and such other factors as the Board or Compensation Committee deems relevant. All of these factors shall be set forth in a bonus plan prepared by the Board with specifics as to the Employee attached as an addendum to this Agreement.

3.3           Additional Benefits. During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

3.3.1    Employee Benefits. Employee shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to the officers of the Corporation.

3.3.2    Paid Time Off. Employee shall be entitled to twenty (20) days of paid time off plus ten (10) established holidays each year during the term of this Agreement and any extensions thereof, prorated for partial years. Vacation time may be accrued according to the policy of the Corporation. Any unused paid time off at the end of the calendar year in excess of the amount that may be carried over, per Company policy, shall be paid to Employee within thirty (30) days of the end of any such calendar year.

3.3.3    Reimbursement for Expenses. During the term of this Agreement, Corporation shall reimburse Employee for reasonable and properly documented out-of-pocket business expenses paid on behalf of the Corporation including any expenses for travel or entertainment.

3.3.4    Restricted Stock Grant. Employee has been granted shares of the Corporation’s common stock to equal the amount of $600,000 at a 20% discount to the share price of its initial public offering pricing due to the shares being restricted and subject to a Lock-up Agreement. One-third of the shares issued will vest at the grant date with the remaining shares to vest over a two-year period, which shall become vested fifty percent (50%) on the first anniversary date of the grant with stock vesting on a monthly basis after the initial year, and shall otherwise be upon the terms and conditions as set forth in such grant. The grant of such restricted common stock shall be evidenced by a restricted stock grant agreement that contains these terms and other provisions generally applicable to the Company’s restricted common stock, including the restrictions that Employee may not sell, transfer, pledge or assign such restricted common stock. Notwithstanding the foregoing, if one or more investors acting in concert, directly or indirectly, acquire more than 50% of the outstanding common equity of the Company within a three-month period, vesting of all shares shall occur immediately. If Employee is terminated other than for cause during the two year vesting period, Employee’s stock that would vest on the 12 month anniversary shall be deemed to have vested in equal monthly installments. Provisions of this section will apply to existing stock grants as well as future stock or stock option grants.

3.3.5    Car Allowance. Employee shall receive a monthly payment of $1,000 for use of a personal automobile for business use. The car allowance shall be subject to all required federal , state and local withholding.

Section 4.          Ownership of Work Product. Work product shall include all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Corporation, whether or not during normal hours of employment, which relate to the actual or anticipated business of Corporation at the time of such development or creation, or related to actual or anticipated research and development (collectively, the “Work Product”). Work Product excludes ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Employee (collectively, “New Product Idea”) reduced to writing and witnessed before Corporation is in a business related to the New Product Idea and any previous contracts or licensing arrangements and personal property of Employee at the time of employment listed on the attached statement, affixed hereto, if any. Any exceptions must be reviewed and found to be not related to any business that Corporation anticipates or is already engaged in and subsequently approved by the Executive Committee. Work Product shall belong exclusively to Corporation. Employee automatically assigns, at the time of creation of the Work Product, without any requirement of further consideration, any title, or interest it or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto, all such Work Product. Upon request of Corporation, Employee shall take such further actions including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

Section 5.          Confidentiality. Employee will hold in a fiduciary capacity for the benefit of Corporation, its affiliates, subsidiaries, related entities, and designees, and shall not disclose to any person or entity other than Corporation or persons or entities designated by Corporation, any secret, confidential or proprietary information, knowledge, data and/or information, patents, trade secrets, customer identities, marketing and other business methods, techniques, processes, practices, procedures, plans and strategies regarding Corporation, its subsidiaries and affiliated corporations or business enterprises, and their customers obtained by Employee in the course of Employee’s employment with Corporation, and any other secret, confidential or proprietary information pertaining to Corporation, its parent, subsidiaries and affiliated corporations or business enterprises, and their customers, during the term of this Agreement and for five (5) years after Employee’s termination of employment with Corporation, unless Corporation in writing consents to the contrary. Notwithstanding the foregoing, Employee shall have no confidentiality obligation with respect to information that: (a) was legally in the public domain prior to the time of disclosure to the Employee, (b) is now or subsequently becomes generally available to the public through no fault of Employee; or (c) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Employee.

Section 6.          Return of Materials. Immediately upon notice of termination of employment, Employee shall give to Corporation the originals and all copies of all documents, correspondence, memoranda, records, notes, manuals, materials, customer and prospective customer lists and information, including without limitation computer data, and other things relating to Corporation’s business, including, but not limited to, secret, confidential or proprietary information, in Employee’s possession, custody or control, unless otherwise agreed to by Corporation.

Section 7.          Non-Solicitation. Employee shall not during the term of this Agreement, and for a period of twelve (12) months following termination of employment with Corporation, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within one (1) year prior to the Employee’s date of termination of employment with Corporation, and employee of, or consultant to, Corporation.

Section 8.          Avoidance of Conflict of Interest. While employed by Corporation and for a period of twenty-four (24) months following termination of employment with Corporation, Employee shall not engage in any other business activity that conflicts with Employee’s duties to Corporation. Under no circumstances may Employee work for any competitor or have any financial interest in any competitor of Corporation; provided, however, that this Agreement does not prohibit investment of a reasonable part of Employee’s assets in the stock or securities of any competitor whose stock or securities are traded on a national exchange.

Section 9.          Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 10.        Indemnification. In addition to any rights to indemnification to which Employee is entitled to under the Corporation’s Articles of Incorporation and Bylaws, Corporation shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under Utah Revised Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable laws.

Section 11.        Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:

LeeWay Services, Inc.

2150 S 1300 E Suite 360

Salt Lake City, UT 84106

Addressed to Employee at:

Keith L. Merrell

1240 Mueller Park Rd.

Bountiful, UT 84010

or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

Section 12.        Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

Section 13.        Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

Section 14         Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 15.        Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 16.        Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator, trial court, and/or appellate court.

Section 17.        Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

Section 18.        Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

Section 19.        Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 20.        Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 21.        Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 22.        Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed.

LEEWAY SERVICES, INC.		EMPLOYEE

By:	/s/ S. Whitfield Lee	/s/ Keith L. Merrell
Its:	President and CEO	Keith L. Merrell